Exhibit 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 30, 1998, relating to the financial statements and financial highlights appearing in the March 31, 1998 Annual Reports to Shareholders of Western Asset Trust Core Portfolio, Western Asset Trust Intermediate Portfolio, Western Asset Trust Limited Duration Portfolio and Western Asset Trust International Securities Portfolio, which are also incorporated by reference into the Registration Statement.

In addition, we hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement of our report dated May 29, 1998, relating to the statement of assets and liabilities of Western Asset Trust Money Market Portfolio, which appears in such Statement of Additional Information.

We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP

Linthicum, Maryland
May 28, 1998